Exhibit 99.5

RUMBLEON, INC.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 18,181,818 Shares of Class B Common Stock Issuable Upon Exercise of Non-Transferable Subscription Rights

[●], 2023

Dear Stockholder:

Enclosed for your consideration is a prospectus dated [●], 2023 (as amended from time to time, the “Prospectus”) relating to the offering by RumbleOn, Inc. (the “Company”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for up to an aggregate of 18,181,818 shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”). The Subscription Rights are offered on the terms and subject to the conditions described in the Prospectus and are evidenced by Non-Transferable Subscription Rights Certificates.

Pursuant to the rights offering described in the Prospectus (the “Rights Offering”), each stockholder (each, an “Eligible Stockholder”) owning shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) or Class B Common Stock as of 5:00 p.m., Eastern Daylight Time, on November 13, 2023 (the “Record Date”) will receive one non-transferable Subscription Right for every share of Class A Common Stock or Class B Common Stock held as of the Record Date. Each Subscription Right carries with it (i) a basic subscription right, which entitles the holder to purchase 1.078444 shares of Class B Common Stock and (ii) an oversubscription right, which entitles each Eligible Stockholder that has exercised its basic subscription right in full to subscribe for additional shares of Class B Common Stock that are offered in the Rights Offering, to the extent other Eligible Stockholders have not exercised their basic subscription rights in full. The subscription price is $5.50 per whole share of Class B Common Stock (the “Subscription Price”). No fractional shares of Class B Common Stock will be issued upon the exercise of any Subscription Rights. If, pursuant to an Eligible Stockholder’s exercise of its Subscription Rights, the number of shares of Class B Common Stock that such Eligible Stockholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of shares of Class B Common Stock the Eligible Stockholder is entitled to purchase will be rounded down to the nearest whole number. The Subscription Price must be paid for each whole share of Class B Common Stock that is purchased. If you do not ultimately purchase the full amount of additional shares that you have requested to purchase, we, as your nominee, will return any excess payments, without interest or penalty.

The Subscription Rights may be exercised at any time during the subscription period, which commences on November 13, 2023 and ends at 5:00 p.m., Eastern Daylight Time, on November 28, 2023 (the “Expiration Time”), unless extended by the Company. The Subscription Rights are non-transferable and will not be listed for trading on any stock exchange. This means that Eligible Stockholders may not sell, transfer, or assign their Subscription Rights to anyone else. The Class B Common Stock is listed on the Nasdaq Capital Market under the symbol “RMBL.”

Enclosed are copies of the Prospectus and the applicable election forms.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, as your nominee, we request instructions as to whether you wish us to elect to subscribe for any shares of Class B Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf pursuant to the terms and subject to the conditions set forth in the Prospectus. The Subscription Rights will expire at the Expiration Time.

If you wish to have us, on your behalf, exercise your Subscription Rights for any shares of Class B Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the applicable election forms included with this letter. Please contact us for our deadline with respect to your submission of the applicable election forms.

ANY QUESTIONS CONCERNING YOUR ACCOUNT SHOULD BE DIRECTED TO US AND ANY GENERAL QUESTIONS CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AND INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 789-8409 OR VIA EMAIL AT SHAREHOLDER@BROADRIDGE.COM.